                                                                Exhibit 10.44


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                                SUSI CORPORATION

                                      AND

                                 OM GROUP, INC.



                                     DATED

                               DECEMBER 20, 1996
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
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                               TABLE OF CONTENTS
                                                                           Page
                                                                           ----


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1. Sale and Purchase of Shares ...........................................     1

2. Purchase Price .......................................................      1

   2.1   Purchase Price .................................................      1
   2.2   Adjustment of Purchase Price ...................................      2
   2.3   Payment of Purchase Price ......................................      4

3. Closing ..............................................................      6

   3.1   Date of Closing ..................................................    6
   3.2   Termination ....................................................      6

4. Representations and Warranties of Seller .............................      7

   4.1   Organization, Standing and Authority of Seller .................      7
   4.2   Authorization of Agreement .....................................      7
   4.3   Consents of Third Parties ......................................      7
   4.4   Capitalization of the Subsidiary and Equity Investments ........      8
   4.5   Ownership of Shares ............................................      9
   4.6   Financial Statements and Preliminary Balance Sheet .............      9
   4.7   Absence of Certain Liabilities and Changes .....................     10
   4.8   Inventory ......................................................     12
   4.9   Receivables ....................................................     12
   4.10  Taxes ..........................................................     13
   4.11  List of Material Contracts .....................................     14
   4.12  Labor Matters ..................................................     15
   4.13  Employee Benefit Plans and Benefit Arrangements ................     16
   4.14  Litigation; Compliance with Laws ...............................     20
   4.15  Real Property ...................................................    21
   4.16  Tangible Personal Property .....................................     22
   4.17  Proprietary Rights .............................................     22
   4.18  Environmental Matters ..........................................     24
   4.19  Permits and Licenses ...........................................     26
   4.20  Insurance ......................................................     26
   4.21  Suppliers and Customers ........................................     26
   4.22  Experience Matters .............................................     26
   4.23  Intercompany Accounts ..........................................     27
   4.24  Divestiture Agreements .........................................     27
   4.25  Disclosure .....................................................     27

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
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5. Representations and Warranties of Buyer ...........................        27

   5.1     Buyer's organization .......................................       27
   5.2     Authorization of Agreement .................................       27
   5.3     Consents of Third Parties ..................................       28
   5.4     Litigation .................................................       28
   5.5     Financing ..................................................       29
   5.6     Investment .................................................       29

6. Further Agreements of the Parties ..................................       29

   6.1     Access to Information ......................................       29
   6.2     Conduct of the Business Pending the Closing ................       30
   6.3     Employee and Employee Benefit Matters ......................       31
   6.4     Other Action ...............................................       34
   6.5     Notices ....................................................       34
   6.6     HSR Act .....................................................      34
   6.7     Expenses ...................................................       35
   6.8     Publicity ..................................................       35
   6.9     Transfer Taxes .............................................       35
   6.10    Supplement to Disclosures ..................................       35
   6.11    Preservation of Records ....................................       35
   6.12    Certain Post-Closing Assistance by the Buyer ...............       36
   6.13    Treasury Matters............................................       36
   6.14    SCM Name ...................................................       37

7. Conditions of Closing ..............................................       38

   7.1     Conditions Precedent to Obligations of Buyer ...............       38
   7.2     Conditions Precedent to Obligations of Seller ..............       39

8. Documents to be Delivered at the Closing ...........................       40

   8.1     Documents to be Delivered by Seller ........................       40
   8.2     Documents to be Delivered by Buyer .........................       41

9. Indemnification and Related Matters ................................       42

   9.1     Indemnification.............................................       42
   9.2     Determination of Damages and Related Matters ...............       43
   9.3     Time and Manner of Certain Claims ..........................       44
   9.4     Defense of Claims by Third Parties .........................       45

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    9.5      Environmental Matters ...................................        45

10. Miscellaneous ....................................................        49

   10.1      Finders .................................................        49
   10.2      Entire Agreement ........................................        50
   10.3      Jurisdiction and Governing Law ..........................        50
   10.4      Schedules; Tables of Contents and Headings ..............        50
   10.5      Notices .................................................        50
   10.6      Separability ............................................        51
   10.7      Waiver ..................................................        52
   10.8      Binding Effect; Assignment ..............................        52
   10.9      Best Knowledge ..........................................        52
   10.10     Counterparts ............................................        52
                                                                              52

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STOCK PURCHASE AGREEMENT

                            STOCK PURCHASE AGREEMENT


        The parties to this Stock Purchase Agreement dated December 20, 1996 (this "Agreement") are SUSI Corporation, a Delaware corporation ("Seller"), and OM Group, Inc. a Delaware corporation ("Buyer").

        Seller owns all of the issued and outstanding shares of common stock, par value $.10 per share (the "Shares"), of SCM Metal Products Inc., a Delaware corporation ("Subsidiary"). Subject to the terms and conditions stated herein, Seller wishes to sell and Buyer wishes to purchase from Seller all of the shares of the Subsidiary owned by Seller which constitute 100% of the issued and outstanding shares of the capital stock of the Subsidiary. The term "Business" shall mean the business and operations conducted by the Subsidiary.

        It is therefore agreed as follows:

        1.      Sale and Purchase of Shares.
                ---------------------------
        Subject to the terms and conditions of this Agreement, at the closing referred to in Section 3 (the "Closing"), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, the Shares.

        2.      Purchase Price.
                --------------

        2.1     Purchase Price.
                --------------
        (a) The purchase price for the Shares shall be $122,000,000 subject to post-closing adjustment pursuant to Section 2.2. The Purchase Price shall be payable as provided in Section 2.3.

        2.2     Adjustment of Purchase Price.
                ----------------------------
        (a)     The Purchase Price shall be adjusted as follows:

                (i) For purposes hereof "Final Net Worth" shall mean the assets of the Business less the liabilities of the Business, as reflected in the Final Balance Sheet referred to in Section 2.2(b). "Target Net Worth" shall mean the assets of the Business less the liabilities of the Business as reflected on the Preliminary Balance Sheet referred to in Section 4.6.

               (ii) If the amount of the Final Net Worth determined in accordance with this Section is less than the Target Net Worth, the Purchase Price shall be decreased by an amount equal to the difference between the Final Net Worth and the Target Net Worth but in no event shall the decrease be greater than $750,000.

               (iii) If the amount of the Final Net Worth is greater than the Target Net Worth, the Purchase Price shall be increased by an amount equal to the difference between the Final Net Worth and the Target Net Worth but in no event shall the increase be greater than $750,000.

        (b) The Final Net Worth shall be determined as of the close of business on the day immediately preceding the day of the Closing (the "Determination Time") on the basis of the balance sheet of the Business as of the Determination Time (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared by Seller in accordance with generally accepted accounting principles as supplemented by the principles set forth in SCHEDULE 2.2 (the "Accounting Principles") and shall be reported upon by Price Waterhouse LLP ("PW"); PROVIDED HOWEVER that should PW be unable or unwilling to provide the report described above, Seller shall promptly engage another independent public accounting firm of national reputation (the "Alternate Firm") to provide such report, or Buyer and Seller may agree to the amount of Final Net Worth and the amount of any required adjustment to the Purchase Price as contemplated by this Section 2.2. PW or the Alternate Firm, as the case may be, shall hereinafter be referred to as the ("Auditor"). Seller shall be responsible for the fees and expenses of the Auditor.

             (c) Seller shall engage the Auditor to examine the Final Balance Sheet and shall use its best efforts to deliver to Buyer the Final Balance Sheet within sixty (60) days after the Closing (or; in the event the Auditor is the Alternate Firm, within sixty (60) days after the Alternate Firm is engaged), together with a report of the Auditor thereon (i) setting forth the amount of Final Net Worth reflected in the Final Balance Sheet, (ii) stating that (y) the examination has been made in accordance with generally accepted auditing standards, and (z) the Final Balance Sheet has been prepared in conformity with the Accounting Principles, and (iii) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 2.2. Buyer and Seller shall take such actions as are necessary to cause the Auditor's audit of the Final Balance Sheet to be performed expeditiously. During the period from the Closing Date (as defined in Section 3.1) until the date of delivery of the Final Balance Sheet, Buyer shall give Seller, the Auditor and other appropriate personnel such assistance and access to the assets and books and records of the Subsidiary as Seller and the Auditor shall reasonably request during normal business hours in order to enable them to prepare and examine, respectively, the Final Balance Sheet. Ernst & Young LLP or such other independent accounting firm engaged by Buyer at Buyer's sole expense (which shall not be the Unrelated Accounting Firm referred to below) ("Buyer's Auditor") shall have the opportunity to observe the taking of the inventory of the Seller in connection with the preparation of the Final Balance Sheet, and to examine the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Final Balance Sheet. Seller shall use its reasonable efforts

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to cause the Auditor to permit Buyer and Buyer's Auditor to examine the
Auditor's work papers used in connection with its audit of the Final Balance Sheet.

             (d) Within thirty (30) days following the delivery of the Final Balance Sheet and the related report of the Auditor, Buyer shall deliver to Seller a notice of objection (an "Objection Notice") or a notice of acceptance (an "Acceptance Notice") with respect to the Final Balance Sheet and related auditor's report. Such Final Balance Sheet and related auditor's report shall be final and binding on the parties if an Acceptance Notice is delivered to Seller or if no Objection Notice is delivered to Seller within such thirty (30) day period. Any Objection Notice shall specify in reasonable detail the items on the Final Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to Coopers and Lybrand (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Final Balance Sheet as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller and Buyer.

        2.3     Payment of Purchase Price.
                -------------------------
                (a) At the Closing Buyer shall pay to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Seller.
                                       4

        (b) If Buyer delivers to Seller the Acceptance Notice referred to in
Section 2.2(d) or fails to deliver an Objection Notice within the thirty (30) day period required by Section 2.2(d), then (i) in the event the Final Net Worth is less than the Target Net Worth, Seller shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty
(30) day period, as the case may be, pay to Buyer, the amount, if any, by which the Target Net Worth exceeds the Final Net Worth, or (ii) in the event the Final Net Worth exceeds the Target Net Worth, Buyer shall within two (2) business days after the delivery of such Acceptance Notice or the expiration of such thirty
(30) day period, as the case may be, pay to Seller the amount, if any, by which the Final Net Worth is greater than the Target Net Worth. Alternatively, if Buyer delivers to Seller the Objection Notice referred to in Section 2.2(c), within two (2) business days after such delivery, (y) Seller shall pay to Buyer the amount, if any, by which the undisputed portion of the Final Net Worth is less than the Target Net Worth, or (z) Buyer shall pay to Seller the amount, if any, by which the undisputed portion of the Final Net Worth is greater than the Target Net Worth provided that in no event shall the amount be greater than $750,000. Within two (2) days after the resolution of any dispute by the parties or the Unrelated Accounting Firm relating to the Objection Notice, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, the amount of any further adjustment required.

        (c) Any payment pursuant to Section 2.3(b) shall be made by certified or bank cashier's check, or, at the recipient's option, by wire transfer of immediately available funds and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank of America in San Francisco from time to time as its "reference rate" (on the basis of a 365-day year) from the Closing Date to the date of payment.

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        3.      Closing.
                -------

        3.1 DATE OF CLOSING. The Closing shall take place at the offices of Seller's Counsel (or at such other place as the parties may agree in writing) five (5) business days after the date when each of the conditions specified in
Article 7 has been fulfilled (or waived by the party entitled to waive that condition). The date on which the Closing is held is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Section 8.

        3.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

        (a)     by mutual written agreement executed by Seller and Buyer;

        (b) by Buyer, if any of the conditions specified in Section 7.1 shall not have been satisfied or waived in writing by Buyer on or before February 28, 1997; or

        (c) by Seller, if any of the conditions specified in Section 7.2 shall not have been satisfied or waived in writing by Seller on or before February 28, 1997.

        (d) This Agreement may in any event be terminated by Seller or Buyer if the Closing shall not have occurred by February 28, 1997.

        Upon such termination neither of the parties shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination. Buyer's obligations under Section 6.1 shall survive the termination of this Agreement.

        4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

        4.1 ORGANIZATION, STANDING AND AUTHORITY OF SELLER. Seller and the Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the state of their incorporation, and have full corporate power and authority to enter into and perform this Agreement. The Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect upon the businesses, operations, assets or financial condition of the Business ("Material Adverse Effect"). Each state in which the Subsidiary is qualified to do business is set forth on SCHEDULE 4.1. SCHEDULE 4.1 also sets forth each jurisdiction in which assets of the Subsidiary are located and each jurisdiction in which the Subsidiary has employees.

        4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action of Seller and this Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.3 CONSENTS OF THIRD PARTIES. Subject to receipt of the consents and approvals referred to in SCHEDULE 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not (i) violate or conflict with the certificate of incorporation or by-laws of Seller or the Subsidiary, (ii) conflict with, or result in the breach of, or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Subsidiary is a party or by which Seller or the Subsidiary or any of their properties are bound, (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or the Subsidiary, or (iv) result in the creation of any lien, charge or encumbrance upon the capital stock, properties or assets of the Subsidiary, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) through (iv) which could not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Seller or the Subsidiary in connection with the execution, delivery and performance of this Agreement, except for:

        (a) filings with the Federal Trade Commission and the Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") with respect to the sale of the Shares to Buyer, and;

        (b) filings with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor and any other similar governmental entity with respect to the transfer of assets and liabilities of Employee Benefit Plans (defined below) pursuant to this Agreement.

        4.4 CAPITALIZATION OF THE SUBSIDIARY AND EQUITY INVESTMENTS. The capitalization of the Subsidiary is set forth on SCHEDULE 4.4. All of the outstanding shares of capital stock of the Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable and none of such shares are held in treasury. Except for this Agreement, there are no outstanding options or rights of any kind to acquire any shares of any class of securities or any securities convertible into any shares of any class of securities of the Subsidiary, nor are there any obligations to issue any such options, rights or securities. There are no restrictions of any kind on the transfer of the shares, except as may be imposed by applicable federal and state securities laws. Except as set forth on SCHEDULE 4.4 the Subsidiary does not own any capital stock or other interest in any other corporation or business entity, nor is the Subsidiary subject to any obligations or requirements to make any investment in any entity.

        4.5 OWNERSHIP OF SHARES. Seller is, and at the Closing will be, the record and beneficial owner of the Shares, free and clear of any claim, lien, security interest or other encumbrance ("Lien"), and the Shares will not be subject to any agreement or understanding with respect to voting or transfer thereof. At the Closing, Seller will transfer and deliver to Buyer valid title to all the Shares, free and clear of any Lien.

        4.6 Financial Statements and Preliminary Balance Sheet.
            --------------------------------------------------

             (a) FINANCIAL STATEMENTS. Seller has delivered to Buyer the following internally reported (for consolidation into the returns of Seller's Parent) financial information for the Subsidiary:

        (i) balance sheets as of the last day of the Subsidiary's fiscal years ended as of September 28, 1995 and September 28, 1996, and

        (ii) the related statements of operations for each of the three years in the period ended as of September 28, 1996 (collectively, the "Financial Statements"). Such Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Subsidiary and present fairly, in all material respects, the financial position and results of operations of the Subsidiary as of such dates and for such periods in conformity with generally accepted accounting principles applied on a consistent basis, except as indicated on SCHEDULE 4.6(a).

        (b) PRELIMINARY BALANCE SHEET. The unaudited balance sheet of the Business, dated as of September 28, 1996 (the "Preliminary Balance Sheet") was prepared from the hooks and records of Subsidiary in accordance with GAAP on a basis consistent with past practice and adjusted for those items set forth on
Schedule 2.2.

        4.7 ABSENCE OF CERTAIN LIABILITIES AND CHANGES. Except to the extent reflected or reserved for in the Preliminary Balance Sheet, to the best of Seller's knowledge, there are no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent or otherwise and whether known or unknown, material to the Business that would normally be shown on a balance sheet or related footnotes, if any, prepared in accordance with the Accounting Principles except (i) liabilities or obligations incurred in the ordinary course of business since the date of the Preliminary Balance Sheet, and (ii) liabilities and obligations disclosed in the Schedules hereto and liabilities and obligations not required to be so disclosed because of their failure to meet the materiality thresholds set forth therein. Since the date of the Preliminary Balance Sheet, the Subsidiary has operated the Business in the ordinary course and, except as set forth on SCHEDULE 4.7 or contemplated by SCHEDULE 6 2 there has not been:

        (a) any change in the business, assets, financial condition or results of operations of the Business that has had or could reasonably be expected to have a Material Adverse Effect;

        (b) any material change in the accounting methods or principles of the Subsidiary that would be required to be disclosed under the Accounting Principles;

        (c) any grant of any severance or termination pay by the Subsidiary to any executive officer or director of the Subsidiary or any increase in compensation or benefits payable by the Subsidiary under existing employment agreements or severance or termination pay policies to any of their employees other than (x) in the ordinary course of business consistent with past practices, including without limitation normal merit increases for salaried employees, (y) increases or grants required by contracts disclosed herein or by applicable law, or (z) increases, agreements and bonuses disclosed in SCHEDULE 4.13;

        (d) any employment, bonus or deferred compensation agreement entered into between the Subsidiary and any of its directors, officers or other employees, other than as disclosed in SCHEDULE 4.13;

        (e) any entering into, amendment or termination of any material contract, agreement, lease, franchise, security, instrument, permit or license between the Subsidiary and any party, except in the ordinary course of business;

        (f) any declaration or payment of a distribution of cash or any other asset of the Subsidiary to the Seller (i) in the nature of a dividend, (ii) in redemption or as the purchase price of any of its capital stock, or (iii) in discharge or cancellation, whether in part or in whole, of any indebtedness owing to Seller, except in the ordinary course of business;

        (g) any purchase commitments in excess of its normal business requirements; or

        (h) any existing agreement or arrangement made by the Subsidiary to take any action that would cause any representations or warranty in this Section 4.7 to be untrue or incorrect.

        4.8 INVENTORY. The Inventory is of a quality and quantity usable in the ordinary course of business of the Subsidiary, except for obsolete items or items below standard quality as to which a provision determined in a manner consistent with the prior practice of the Business has been made on the books of the Subsidiary in accordance with the Accounting Principles. The value of all inventory items, including finished goods, work-in-process and raw materials, has been recorded on the books of the Subsidiary at the lower of cost (determined in accordance with the accounting inventory valuation methods of the Subsidiary) or fair market value.

        4.9 RECEIVABLES. All accounts receivable of the Subsidiary which either are reflected on the Preliminary Balance Sheet, or were created subsequent to the date of the Preliminary Balance Sheet, have arisen in the ordinary course of business. Allowances in accordance with the Accounting Principles have been reflected in the Preliminary Balance Sheet with respect to the receivables shown thereon, and, with respect to receivables created subsequent to the date of the Preliminary Balance Sheet, allowances have been set up on the books of the Subsidiary in accordance with the Accounting Principles.

        4.10 TAXES. Except as set forth on SCHEDULE 4.10 (i) the Subsidiary has filed (or caused to be filed) in a timely manner (or, where permitted or required, the consolidated, combined or unitary group of which the Subsidiary is a member has flied (or caused to be filed) in a timely manner) all material Federal, state, local and foreign returns required by applicable law to be filed (each a "Return") with respect to all Federal, state, local and foreign taxes and assessments (including all interest, penalties and additions imposed with respect to such amounts) of the Subsidiary ("Taxes") and has paid (or the consolidated, combined or unitary group of which the Subsidiary is a member has paid on its behalf) all Taxes shown due on such Returns for which the Subsidiary may be liable, except for Taxes that are being contested in good faith by appropriate proceedings and set forth on

SCHEDULE 4.10; (ii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations applicable to the assessment of any Tax and no power of attorney granted by the Subsidiary with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending against the Subsidiary with respect to any Tax, nor is there any assessment asserted by any Tax authority; (iv) the Subsidiary has not filed any agreement or consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code");
(v) no property of the Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Buyer will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (vi) Subsidiary has made timely payments of all Taxes required to be deducted and withheld from the wages paid to employees; (vii) Subsidiary has not been a party to any Tax allocation or sharing agreement; (viii) Subsidiary has not received a claim made by an authority in jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (ix) Subsidiary has not agreed to (nor is it required to make) any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

        4.11 LIST OF MATERIAL CONTRACTS. SCHEDULE 4.11 includes lists, as of the date of this Agreement, of: (a) all commitments and agreements for the purchase or sale of any materials, supplies or services that involve an expenditure by or payment to the Subsidiary of more than $50,000 for any one contract or series of related contracts; (b) all personal property leases under which the Subsidiary is either lessor or lessee that involve annual payments or receipts of $50,000 or more; (c) all agreements, mortgages, indentures and other instruments relating to indebtedness for borrowed money to which the Subsidiary is a party or by which it or its properties are bound that require annual payments by the Subsidiary of more than $50,000, (d) all government contracts and all other agreements with customers that involve an annual payment to the Subsidiary of more than $50,000 for any one contract or services of related contracts, and (e) all non-competition agreements, license, sales representation, distributorship or consulting agreements, and non-disclosure agreements pertaining to the Subsidiary which are material to the Business. Seller has made available to Buyer complete and correct copies of all items listed on SCHEDULE 4.11 that are in writing, and the descriptions contained in
SCHEDULE 4.11 of all items listed therein that are not in writing are complete and correct. Except as disclosed in SCHEDULE 4.11, as of the date of this Agreement, the Subsidiary is not in material default under the terms of any item listed on SCHEDULE 4.11. Except as disclosed in SCHEDULE 4.11, between the date of this Agreement and the Closing, the Subsidiary is not, or will not be, in default under the terms of any item listed on SCHEDULE 4.11. which default will have a Material Adverse Effect. To the best knowledge of Seller, as of the date of this Agreement, no party is in default under any of the contracts, arrangements, instruments or other agreements listed in SCHEDULE 4.11 and each is valid and in full force and effect. No party has notified Seller or the Subsidiary in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.

        4.12    Labor Matters.
                -------------

               (a) During the two years ending on the date hereof, no petition has been filed or proceedings initiated by any employee or group of employees seeking recognition of a bargaining representative for the Subsidiary. During the two years ending on the date hereof, no strike or work stoppage of any kind has been called against the Subsidiary. To the best of Seller's knowledge, there is no organizational effort currently being made or threatened to organize employees of the Subsidiary for the purpose of forming or joining any labor union. There are no controversies or disputes pending between the Subsidiary and any of its employees other than controversies and disputes with individual employees arising in the ordinary course of business which have not had and could not reasonably be foreseen to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on SCHEDULE 4.12 there are no unfair labor practice or other administrative or court proceedings pending, or to the best of Seller's knowledge, threatened, between the Subsidiary and its employees.

        (b) No present or former employee of the Subsidiary has asserted any claim of more than $50,000 against the Subsidiary (whether under federal or state law) under any employment agreement, or otherwise, on account of or for
(i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

        (c) No persons or parties (including but not limited to, governmental agencies of any kind) have asserted any claim, or, to the best of Seller's knowledge, have any basis for any action or proceeding against the Subsidiary which claim or basis for any action or proceeding would require a payment in excess of $50,000 arising out of any breach or violation by the Subsidiary of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967) except as set forth on SCHEDULE 4.12 or SCHEDULE 4.18(b).

        4.13    Employee Benefit Plans and Benefit Arrangements.
                -----------------------------------------------
        (a)     Definitions.
                -----------
        (i) The term "Employees" shall mean all current and former employees of the Subsidiary, including employees on approved leaves of absence (whether family leave, workers' compensation leave, medical leave, or otherwise). A list of such former employees of the Subsidiary who are covered under any retiree life insurance or medical program will be provided by Seller to Buyer by 5:00 p.m. on December 24, 1996.

        (ii) The term "Employee Benefits Plans" shall mean all "employee benefit plans" as defined in Section 3(3) of ERISA, which are maintained or contributed to by the Subsidiary or any predecessor for Employees or in which the Subsidiary or any predecessor participates or participated and which are listed and identified as such on SCHEDULE 4.13(b).

        (iii) The term "Welfare Plans" shall mean all Employee Benefit Plans which are employee welfare benefit plans as defined in Section 3(1) of ERISA and which are listed on SCHEDULE 4.13(b).

        (iv) The term "Pension Plans" shall mean all Employee Benefit Plans which are employee pension benefit plans as defined in Section 3(2) of ERISA and which are listed and identified as such on SCHEDULE 4.13(b).

        (v) The term "Benefit Arrangements" shall mean all life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment contract, consulting contract, termination contract or severance contract and other policies or practices of the Subsidiary providing employee or executive compensation or benefits to Employees (other than Employee Benefit Plans) which are listed on SCHEDULE 4.13(b).

        (vi) The term "Multiemployer Plan" shall mean a multiemployer pension plan as defined in Section 3(37)(A) of ERISA.

        (vii) The term "ERISA Affiliate" shall mean an entity that would be treated as a single employer with the Subsidiary under Section 414 of the Code.

        (b)     Employee Benefit Arrangements.
                -----------------------------

               (i) SCHEDULE 4.13(b) sets forth a complete and accurate list of all Employee Benefit Plans and all Benefit Arrangements. Seller has delivered or made available to Buyer copies of each Employee Benefit Plan, all amendments thereto, all related funding arrangements, all actuarial valuation reports for the most recent three years, a copy of Forms 5500 with all schedules thereto for the most recent three years, a copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, and a copy of the most recent summary plan description. Seller has delivered or made available to Buyer copies of each Benefit Arrangement or description thereof Seller has delivered or made available to Buyer all forms and notices being utilized in conjunction with any Employee Benefit Plan with respect to any Employee, including, but not limited to, any notices or informational material regarding retiree medical and life insurance programs, joint and survivor annuity notices and elections and spousal consent forms with respect to any Pension Plan, and all notices and elections intended to comply with the requirements of Section 601 of ERISA.

        (ii) Except as indicated on SCHEDULE 4.13(b), each Employee Benefit Plan and related funding arrangements: (a) are in form and have been administered in compliance with all applicable laws, including, without limitation, ERISA and the Code; (b) each

Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has been submitted timely to the Internal Revenue Service for such a favorable determination; (c) each trust maintained in conjunction with a Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the exemption thereof under Section 501(a) of the Code; (d) none of the Pension Plans or related trusts, or any administrator or trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code; (e) all amounts required to be paid by the Subsidiary to or pursuant to each of the Employee Benefit Plans on or before the Closing Date have been paid; (f) no Pension Plan has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code; and (g) no "reportable event" within the meaning of Title IV of ERISA has occurred with respect to any Pension Benefit Plan subject thereto.

        (iii) The Subsidiary does not currently contribute, and has not contributed within the last five years, to any Multiemployer Plan and no event has occurred that presents a risk of the occurrence of any withdrawal from any Multiemployer Plan by the Subsidiary or an ERISA Affiliate of the Subsidiary which could result in any liability of the Subsidiary to such Multiemployer Plan. Except as set forth on SCHEDULE 4.13(b), no liability under Title IV of ERISA has been incurred by the Subsidiary that has not been satisfied in full, and no condition exists that presents a risk to the Subsidiary of incurring a liability under such Title IV other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"). Neither the Subsidiary or an ERISA Affiliate of the Subsidiary, nor any respective directors, officers, employees, or fiduciaries has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law that would subject the Subsidiary to liability under ERISA or any other applicable law, contract, agreement, or commitment. The PBGC has not instituted proceedings to terminate any Pension Plan in which the Subsidiary participates, and no condition exists that presents a risk that such proceedings will be instituted.

        (iv) Any Employee Benefit Plan designed to satisfy the requirements of
Section 125, Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or Section 4980B of the Code, satisfies such section.

        (v) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Subsidiary.

        (vi) Notice of any Employee Benefit Plan or Benefit Arrangement required to be given to the Department of Labor under Section 2520.104.23 of Title 29 of the Code of Federal Regulations has been given.

        (vii) Except as indicated on Section 4.13, there is no audit which is in process by, or for which notification has been received from, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any Employee Benefit Plan.

        4.14    Litigation; Compliance with Laws.
                --------------------------------

                (a) There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Seller that, if adversely determined, would individually or in the aggregate, adversely effect the Seller's ability to perform its obligations under this Agreement.

        (b) To the best of Seller's knowledge the Subsidiary is not in violation of any applicable law, regulation, ordinance or any other applicable requirement of any governmental body or court, which violations in the aggregate would have a Material Adverse Effect. As of the date of this Agreement, no written notice has been received by the Subsidiary since January 1, 1990 alleging any such violations, except as set forth on SCHEDULE 4.14.

        (c) Except as disclosed in SCHEDULE 4.14, these are no judicial or administrative actions or proceeding pending against the Subsidiary or, to the best knowledge of Seller, threatened against the Subsidiary or the Business.

        4.15    Real Property.
                -------------

               (a) SCHEDULE 4.15(a) sets forth all of the real property used in the Business and owned in fee by the Subsidiary (the fee property being hereinafter referred to as the "Owned Property"). The Owned Property is all of the real property used in the Business as presently conducted, and is, to the best of Seller's knowledge, adequate for the uses to which it is being put and sufficient for the conduct of the Business as presently conducted. The Seller has provided to Buyer copies of title insurance commitments from Lawyers Title Insurance Corporation with respect to the Owned Property (the "Title Commitments"). The matters set forth at Items 4, 5, 6, 8 and 9 of the North Carolina Title Commitment and at Items 6, 7, 8 and 10 of the Pennsylvania Title Commitment do not materially and adversely affect the use of the Owned Property. Except as set forth on SCHEDULE 4.15(a), the Subsidiary has, or as of the Closing will have, good and marketable title to each parcel of Owned Property free and clear of all Liens, other than (i) those reflected or reserved against in the Preliminary Balance Sheet, (ii) those reflected in the title commitments with respect to the Owned Property that are listed on SCHEDULE 4.15(a), copies of which have been previously provided to Buyer, (iii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including without limitation, survey matters, landlord's liens, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Business or materially impair the operations of the Business, and (iv) taxes and general and special assessments not in default and payable without penalty or interest (liens of the type referred to in clauses (i) through (iv) above being hereinafter referred to as "Permitted Liens").

        (b) There are no real property leases in effect as of the date hereof with respect to the Business under which the Subsidiary is a lessee, other than leases with respect to public warehouses used by the Subsidiary.

        (c) The Subsidiary has not received any notice of violation of any ordinance, law or regulation of any government resulting from the current uses of, or the buildings or improvements on, any of the parcels of real property owned by the Subsidiary or used in the conduct of its business. No proceedings are pending as of the date hereof or, to the best of Seller's knowledge, threatened for condemnation of all or any part of such real property.

        4.16 TANGIBLE PERSONAL PROPERTY. All of the fixtures, machinery and equipment reflected in the Preliminary Balance Sheet (the "Tangible Personal Property") are in existence (except for dispositions made since the date of the Preliminary Balance Sheet in the ordinary course of business and minor items not substantial in character). The Subsidiary has delivered to the Buyer a Fixed Asset Listing by Tag Id. as of November 30, 1996. Substantially all of the Tangible Personal Property is located at the Owned Property. Except as set forth on SCHEDULE 4.16, the Subsidiary has good title to, or holds by valid and existing lease, all of the Tangible Personal Property, free and clear of all Liens, other than Permitted Liens. The Tangible Personal Property is, to the best of Seller's knowledge, adequate for the uses to which it is being put and sufficient for the conduct of the Business as presently conducted.

        4.17    Proprietary Rights.
                ------------------

               (a) SCHEDULE 4.17(a) sets forth a list of all inventions which are the subject of issued letters patent or an application therefor and all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use by the Subsidiary in the Business (each a "Proprietary Right"), specifying as to each, as applicable; (i) the nature of such Proprietary Right; (ii) the owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers, if available; and (iv) material licenses, sublicenses and other agreements to which the Subsidiary is a party and pursuant to which any person is authorized to use such Proprietary Right. The Proprietary Rights include all proprietary rights that are used in the Business as presently conducted.

              (b) Except as set forth on SCHEDULE 4.17(b), the Subsidiary (i) is not a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any Proprietary Rights, and (ii) does not have any knowledge of any existing infringement by any other person of any Proprietary Right. To the knowledge of Seller, (i) the Subsidiary has rights to use all Proprietary Rights in the conduct of the Business and (ii) the Business as currently conducted does not infringe on any proprietary right of any third party. Except as disclosed on SCHEDULE 4.17(b), no Proprietary Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Subsidiary or restricting the licensing thereof by the Subsidiary to any person. Buyer acknowledges that from time to time the products of the Subsidiary are sold and services of the Subsidiary are rendered to customers whose standard terms and conditions of their purchase orders sometimes contain agreements under which the Subsidiary may be required to defend, indemnify and hold the customer harmless against any charge of patent, trademark or copyright infringement and that the Uniform Commercial Code imposes a similar obligation where the products were and are made to the specifications of the customer. With the exception of the foregoing, and except as may be provided in items disclosed on SCHEDULE 4.16 and SCHEDULE 4.17(b), the Subsidiary has not entered into any special agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright of the Business.

        4.18    Environmental Matters.
                ---------------------
                (a) For purposes of this Section 4.18, the following terms shall have the indicated meaning:

        "ENVIRONMENTAL LAW" means any federal, state, or local statute, law, ordinance, rule, standard, or regulation and any order, consent decree, judicial or administrative decision or directive to which Seller is a party or is otherwise bound relating to pollution or protection of the health or environment, including natural resources (provided that the term does not include the Occupational Safety and Health Act or similar state laws governing employee exposures);

        "HAZARDOUS SUBSTANCE" means any substance, whether liquid, solid or gas: (a) listed, identified or designated as hazardous or toxic under any Environmental Law, (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic, or (c) which is regulated under any Environmental Law, and includes without limitation asbestos and asbestos- containing material, radioactive material and petroleum products;

        (b) Except as set forth in SCHEDULE 4.18(b), there are no pending, or to Seller's knowledge, threatened claims, actions or proceedings against the Subsidiary or Seller relating to:

              (i) an asserted liability of Seller or the Subsidiary or, with respect to the Owned Property, any prior owner, occupier or user of the Owned Property, under any Environmental Law or the terms and conditions of any permit, license, authority, settlement or other obligation arising under any Environmental Law;

              (ii) the handling, storage, use or disposal of Hazardous Substances from, on or under or within Owned Property on or into the air, water, surface water, ground water, land surface or subsurface strata;

              (iii) the actual or threatened discharge, release or emissions of Hazardous Substances from, on or under or within the Owned Property on or into the air, water, surface water, ground water, land surface or subsurface strata; or

              (iv) actual or asserted claims for personal injuries or damages to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, the Owned Property.

        (c) Except as set forth in SCHEDULE 4.18(c), to the best of Seller's knowledge, the Subsidiary has timely filed all required reports, obtained all required approvals and permits, and generated and maintained all required data, documentation and records under all applicable Environmental Laws.

        Except as disclosed in SCHEDULE 4.18(c), to the best of Seller's knowledge, there are no underground storage tanks present on the Owned Property and, if there are such tanks, all tanks comply with applicable law and all required permits in respect thereof are in full force and effect.

        (d) Except as set forth in SCHEDULE 4.18(d), to the best of Seller's knowledge, no Hazardous Substances have been, or have been threatened to be, discharged, released or emitted on or into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Owned Property except in accordance with Environmental Law (in particular, but without limitation, in accordance with any permits issued pursuant thereto).

        4.19 PERMITS AND LICENSES. Set forth in SCHEDULE 4.19 is a list of all permits, licenses, franchises or other authorizations held by the Subsidiary. Except as set forth on SCHEDULE 4.19 the Subsidiary has all material permits, licenses, franchises and other authorizations necessary for the conduct of the Business as currently conducted, all such permits, licenses, franchises and authorizations are valid and in full force and effect and the Business is in compliance with the terms and conditions of such permits except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        4.20 INSURANCE. SCHEDULE 4.20 lists all insurance policies pursuant to which the Subsidiary is insured as of the date of this Agreement.

        4.21 SUPPLIERS AND CUSTOMERS. Except for suppliers or customers who, as of the date of this Agreement, have re-established their relationships with the Subsidiary, no supplier or customer which accounted for more than five percent (5%) of the sales or purchases of the Subsidiary since October 1, 1995 has terminated or, to the knowledge of the Subsidiary, threatened to terminate, its relationship with the Subsidiary. To the knowledge of Seller as of the date hereof, there will not be any adverse effect on the relationship of the Subsidiary with any of its suppliers or customers solely due to U.S. Industries, Inc. ("Parent") ceasing to beneficially own the capital stock of the Subsidiary.

        4.22 EXPERIENCE MATTERS. SCHEDULE 4.22 contains a reasonably detailed description of the history of the experience of the Business during the two (2) years ending on the date hereof with respect to (i) product liability claims and product warranty claims exceeding $10,000, and (ii) all workers' compensation claims. SCHEDULE 4.22 also contains a reasonably detailed description, as of the date of this Agreement, of all product warranty, product liability and workers' compensation claims currently pending.

        4.23 INTERCOMPANY ACCOUNTS. All intercompany accounts of the Subsidiary will be discharged or canceled as of the Closing Date.

        4.24 DIVESTITURE AGREEMENTS. The Subsidiary has no obligations or liabilities under any other divestiture agreement or in connection with the demerger of Parent from Hanson PLC entered into by Parent or its subsidiaries.

        4.25 DISCLOSURE. Neither this Agreement (including the Exhibits hereto) nor the Financial Statements nor any certificate or information furnished by Seller or the Subsidiary under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

        5.1 BUYER'S ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate power and authority to enter into and to perform this Agreement.

        5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        5.3 CONSENTS OF THIRD PARTIES. The execution, delivery and performance of this Agreement by Buyer will not (i) violate or conflict with the certificate of incorporation, by-laws or other constitutional documents of Buyer; (ii) conflict with, or result in the breach or termination of, or constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of the performance required by, any indenture, mortgage, lien, lease, agreement, commitment or other instrument or any order, judgment or decree, to which Buyer is a party or by which it or its properties are bound other than certain credit agreements which will be amended prior to the Closing; or (ii) constitute a violation of any law, regulation, order, writ, judgement, injunction or decree applicable to Buyer, other than violations, conflicts, breaches, terminations, accelerations and defaults specified in the foregoing clauses (ii) and (iii) which could not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. No consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement, except for filings with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act.

        5.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material adverse effect upon Buyer's ability to perform its obligations under this Agreement.

        5.5 FINANCING. Buyer has all funds, or has delivered copies of a letter from financial institutions as to the provision of funds, as necessary to pay the Purchase Price and related fees and expenses, and (assuming the availability of any such funding from financial institutions) Buyer has the financial capacity to perform all of its other obligations under this Agreement and the closing documents to be executed hereunder. Buyer, immediately after the Closing, will be solvent, will be able to meet its obligations and debts as they become due, will have arrangements in place for funding of the Subsidiary so that it will be able to meet its obligations and debts as they come due, the value of Buyer's assets at such time will exceed Buyer's liabilities, and Buyer at such time will have, and will cause the Subsidiary to have, adequate capital for the conduct of its business, including the Business.

        5.6 INVESTMENT. Buyer is purchasing the Shares for investment purposes and not with a view to the resale or distribution of the Shares, and will not sell the Shares in violation of applicable federal and state securities laws.

        6.  FURTHER AGREEMENTS OF THE PARTIES.

        6.1 ACCESS TO INFORMATION. Prior to the Closing, Buyer may make such investigation of the business and properties of the Subsidiary as Buyer may desire, and upon reasonable notice, Seller shall give to Buyer and its counsel, accountants and other representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the property, books, commitments, agreements, records, files and personnel of the Subsidiary, and Seller shall furnish to Buyer during that period all copies of documents and information concerning the Business as Buyer may reasonably request subject to applicable law. Buyer shall hold, and shall cause its counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the confidentiality agreement previously executed by Buyer with respect to this transaction.

        6.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING. Until the Closing, except as otherwise set forth in SCHEDULE 6.2 or contemplated by this Agreement, Seller shall, and shall cause the Subsidiary to, comply with the provisions set forth below:

        (a) the Subsidiary shall operate the Business in the ordinary course;

        (b) Seller shall promptly notify Buyer of, and furnish to Buyer, any information that Buyer may reasonably request with respect to the occurrence of any event or the existence of any state of facts that would result in any of Seller's representations and warranties not being true if they were made at any time prior to or as of the date of the Closing, except that any representation or warranty which relates to a specific date in Sections 4.11 and 4.22 shall not require such notice;

        (c) Except as provided for under the existing Employee Benefit Plans and Benefit Arrangements, as defined below, the Subsidiary shall not (i) grant or agree to grant any bonuses to any employee, (ii) grant any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee except such as are in accordance with regularly scheduled periodic increases, or (iii) provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits;

        (d) the Subsidiary shall not amend its certificate of incorporation or by-laws or enter into any merger or consolidation agreement;

        (e) the Subsidiary shall use commercially reasonable efforts to maintain and preserve the Business intact, to retain its present employees so that they will be available to Buyer after the Closing and to maintain its relationships with customers, suppliers and others so that those relationships will be preserved after the Closing;

        (f) the Subsidiary shall not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its material assets or properties, tangible or intangible, or incur any material liabilities, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business;

        (g) the Subsidiary shall maintain in full force and effect all insurance currently maintained by the Subsidiary with respect to the Business; and

        (h) neither Seller nor the Subsidiary will talk to, or entertain offers from, other potential purchasers of the Subsidiary, and Seller will notify Buyer if there are any contacts from third parties who express an interest in purchasing the Subsidiary and identity any such third party.

6.3     Employee and Employee Benefit Matters.
        -------------------------------------
        (a) EMPLOYMENT OF EMPLOYEES AT CLOSING; INDEMNIFICATION OF SELLER FOR TERMINATION LIABILITY. On the Closing Date, Buyer agrees that the Subsidiary will continue to employ the Employees at the same compensation levels and on substantially the same terms and conditions of employment in effect as of the Determination Time. Additionally, Buyer agrees to continue the Employee Benefit Plans and Benefit Arrangements on substantially the same terms following the Closing Date, with the exception of the Subsidiary's Long Term Incentive Plan ("LTIP"). Seller will fund the Subsidiary to discharge all obligations under the LTIP in the event the LTIP is terminated at Closing. Buyer hereby agrees to indemnify Seller from any and all termination or severance liability (including, without limitation, any liability related to or arising out of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., the continuation coverage rules of Section 4980B of the Internal Revenue Code and part 6 of Subtitle B of Title I of ERISA ("COBRA"), and any similar state and local laws) with respect to the Employees.

        (b) TRANSFER OF ASSETS OF THE PENSION PLANS. After the Closing Date, Seller shall cause the assets of the Pension Plans listed on SCHEDULE 6.3 to be transferred to a trust or trusts or other funding medium established by Buyer (the "New Pension Trusts"). Any such transfer shall occur as soon as reasonably practicable following receipt of Seller of (i) notification from Buyer that the applicable New Pension Trust has been established and (ii) an opinion from counsel to Buyer that such New Pension Trust meets the requirements of Section 501(a) of the Code. The amount of assets transferred from any trust in which a Pension Plan is invested prior to the Closing Date shall be equal to the entire interest of the Pension Plan on the date of transfer. The amount to be transferred pursuant to this Section 6.3 with respect to any defined benefit plan shall be in the form of cash and the amount transferred with respect to any defined contribution plan shall be in the form agreed to by Buyer and Seller, except with respect to the assets held in the fixed income fund, Seller shall direct the trustee to spin off cloned contracts from such guaranteed investment contracts and similar investments as will produce a substantially equivalent rate of return as under the fixed income fund, to the extent practicable. If no cloned contract can be obtained within three (3) months of the Closing Date, the Seller shall transfer the aggregate then fair market value of the Pension Plans' investment in such contract to the applicable New Pension Trusts in cash or in such other marketable instruments as the Seller and Buyer mutually agree. To the extent the process of obtaining the cloned contract extends beyond the date the balance of the assets of such Pension Plan are transferred, Seller shall not charge any administration expenses to the Buyer under Section 6.3(c) below.

        (c) INTERIM ADMINISTRATION OF PENSION PLANS. Prior to the transfer of the assets of the Pension Plans to the New Pension Trust pursuant to Section 6.3(b), Seller shall continue the administration of the Pension Plans. For purposes of the preceding sentence, "administration" shall include all actions required on a routine basis for the proper maintenance of the Pension Plans, including, but not limited to, the payment of all benefits or other distributions to participants required by the provisions of the Pension Plans; provided, however, that "administration" shall not include the making of any employer or sponsor contributions which are or may be required to be made to such plans. As consideration for Seller's obligation to continue the administration of such plans, Buyer agrees for a sixty (60) day period following the Closing Date to reimburse Seller, upon the delivery of proper invoices identifying the applicable Pension Plan and services provided, for all out-of-pocket expenses incurred by Seller in administration of the plans including, but not limited to, the routine fees charged by the Pension Plans' trustees, actuaries or third-party administrators. If the transfer to the

New Pension Trusts has not occurred by the end of the sixty (60) day period referred to in the preceding sentence, Buyer shall continue to reimburse Seller for the applicable portion of all fees incurred by the Seller in the administration of the plans and, if the transfer has not occurred because of the failure of Buyer to satisfy the requirements of Sections 6.3(b) above, the Buyer shall in addition pay the Seller $5,000 for each month, pro-rated by calendar days, after the date of the expiration of the sixty (60) day period until the transfer to the New Pension Trusts has occurred, but in no event shall such administration continue by Seller beyond May 31, 1997, unless the transfer has not occurred through the failure of Seller to satisfy its responsibilities under
Section 6.3(b) of this Agreement.

        (d) Seller shall prepare the financial statements of the trusts required for Form 5500 for the plan year ended December 31, 1996 and shall provide copies of such statements to Buyer. All expenses relating to such preparation of financial statements shall be borne by Seller.

        (e) Seller and Buyer agree to provide each other with such records and information as they may reasonably request in order to carry out their respective obligations under this Section 6.3. During the period following the Closing and prior to the transfer of assets of the Pension Plans to the New Pension Trusts pursuant to Section 6.3(b), Seller shall promptly forward to Buyer any correspondence or written communications received from the IRS, the Department of Labor, or the PBGC with respect to any Pension Plan.

        6.4 OTHER ACTION. Each of the parties shall use its best efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date, of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

       6.5 NOTICES. Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would (a) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, except that any representation or warranty which relates to a specific date in Sections 4.11 and 4.22 shall not require such notice, or (b) impair the party's ability to perform its obligations under this Agreement.

        6.6 HSR ACT. As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, but at its own expense, file any reports or notifications and pay any fees that may be required to be paid by it under applicable law including filings under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Each party will use its good-faith beet efforts to obtain any early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

        6.7 EXPENSES. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

        6.8 PUBLICITY. Buyer and Seller shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange on which the securities of the Subsidiary's parent or Buyer (or its parent) are listed or traded, will not issue a press release prior to such consultation. If Buyer or Seller is so required to issue a press release it shall use its best efforts to inform the other party hereto prior to issuing it.

        6.9 TRANSFER TAXES. Any sales taxes, real property transfer or gains taxes, recording fees or any other taxes payable as a result of the sale of the Shares or any other action contemplated by this Agreement shall be paid by the Buyer. Seller agrees to pay all costs associated with the transfer of the Johnstown property to Subsidiary.

        6.10 SUPPLEMENT TO DISCLOSURES. For purposes of determining the accuracy of the representations and warranties of Seller contained in Article 4 and the fulfillment of the conditions precedent set forth in Section 7.1(a), the Schedules delivered by Seller shall be deemed to include only that information contained therein on the date of this Agreement and as the same may be amended or supplemented by Seller with Buyer's consent (which shall not be unreasonably withheld) prior to the Closing Date.

        6.11 PRESERVATION OF RECORDS. Buyer and Seller agree, at their own expense that each (a) shall preserve and keep the records of the Subsidiary for a period of seven years from the Closing, or for any longer periods as may be required by any government agency or ongoing litigation, and (b) shall make such records available to the other as may be reasonably required by the other. In the event either party wishes to destroy such records after the time specified above, it shall first give sixty (60) days' prior written notice to the other and Seller shall have the right at its option and expense, upon prior written notice given to the other within that sixty (60) day period, to take possession of the records within thirty (30) days after the date of one party's notice to the other.

        6.12    Certain Post-Closing Assistance by the Buyer.
                --------------------------------------------
        (a) Buyer agrees to cause the appropriate personnel, at no out-of-pocket cost or expense to Buyer, to prepare all customary accounting, tax, employment, benefits-related and similar reports for the Subsidiary for periods up to the Closing Date which are reasonably requested by Seller.

        (b) Buyer agrees to cause the appropriate personnel to assist Seller in the prosecution or defense of any claims and litigation (including counterclaims and tax refund claims filed by the Seller) for which Seller has indemnified Buyer hereunder or which Buyer has not assumed, provided that such assistance does not unreasonably disrupt the ordinary business operations of the Business. Such services shall be rendered by the Buyer to the Seller at no out-of-pocket cost or expense to Buyer. Buyer agrees promptly to pay to Seller upon receipt of any amount collected by Buyer in connection with any action, suit or proceeding for which Seller has agreed to indemnify Buyer under Section 9.1(a).

        6.13    Treasury Matters.
                ----------------

               (a) Seller shall continue to cause the funding of the Subsidiary's checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. Seller shall have no obligation to fund checks which are presented for payment on and after the Closing Date, provided that there is an accrual on the Final Balance Sheet therefor. Buyer shall assume all of the bank accounts of the Business on the Closing Date and be prepared to fund the above-mentioned checks which are presented for payment on and after the Closing Date. Amounts received in the lockbox and depository accounts of the Business through the Determination Time shall be retained by Seller notwithstanding that, consistent with past practices, such collections may not be credited to Seller or its affiliates until or after the Closing Date.

               (b) the Subsidiary is party to or financially supported by certain letters of credit, bonding arrangements and/or guarantees, related to the Business, in respect of which the Subsidiary's affiliates are subject to continuing obligations (the "Credit Support Documents"). The parties shall use their commercially reasonable efforts to terminate the Credit Support Documents as soon as practicable after the Closing. Buyer shall cause the obligations which are secured by the Credit Support Documents and which relate to Buyer's operation of the Business after the Closing to be discharged in such a manner that the Subsidiary and its affiliates will not be required to make any payments under the Credit Support Documents in relation thereto. Should any such payments be required and paid' Buyer shall reimburse the party making payment upon demand. It is understood that the Subsidiary shall not have any right to incur any new obligations secured or supported by the Credit Support Documents after the Closing and Buyer shall cause the Subsidiary not to incur any such obligations. Notwithstanding the foregoing, the guaranty by Parent of the line of credit between NationsBank, N.A. and the Subsidiary will be terminated prior to the Closing.

        6.14. SCM NAME. Buyer acknowledges that Subsidiary's use of the name "SCM" is limited. Notwithstanding any provisions of this Agreement to the contrary, Seller's only obligation with respect to the name SCM is to provide Subsidiary with the use of such name for one year after the Closing Date.

        7.      Conditions of Closing.
                ---------------------

        7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

        (a) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, at and as of the time of the Closing with the same effect as though made again at, and as of, that time (except that any representation or warranty that relates to a specific date in Sections 4.11,4.12,4.15(c), 4.21 and 4.22 shall be true and correct on and as of that date);

        (b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

        (c) Buyer shall have been furnished with the documents referred to in Section 8.1;

        (d) the waiting period under the HSR Act, if applicable, shall have expired or been terminated;

        (e) no provision of any applicable law or regulation shall prohibit Seller, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Seller regarding the consummation of the sale and purchase of the Shares pursuant to this Agreement;

        (f) between the date hereof and the Closing, there shall have been no material damage or destruction to the assets of the Business by fire, flood, windstorm or other Act of God;

        (g) there shall have been no material adverse change in the business or properties of the Business; and

        (h) before Closing, Buyer shall receive at Seller's expense a survey of the Owned Property prepared after the date hereof by a registered land surveyor, which survey will not show any encroachment of improvements on or from the property or other matters that would materially and adversely affect the use of such property.

        7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the sale under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Seller):

        (a) all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of; that time;

        (b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

        (c) Seller shall have been furnished with the documents referred to in Section 8.2;

        (d) the waiting period under the HSR Act, if applicable, shall have expired or been terminated; and

        (e) no provision of any applicable law or regulation shall prohibit Buyer, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against Buyer regarding the consummation of the sale and purchase of the Shares pursuant to this Agreement.

        8.      Documents to be Delivered at the Closing.
                -----------------------------------------

        8.1 DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

        (a) one or more executed stock powers or other instruments of transfer, dated the Closing Date, transferring to Buyer all of the Seller's right, title and interest in and to the Shares;

        (b) a copy of resolutions of the hoard of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

        (c) a certificate, dated the Closing Date, executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 7.1(a);

        (d) a favorable opinion of the General Counsel to Seller, subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by Seller at the Closing and as to the matters set forth in Sections 4.1, 4.2. and 4.4, and, to the best of such counsel's knowledge, Sections 4.3, 4.5 and 4.14;

        (e) a Noncompete Agreement substantially in the form of EXHIBIT A hereto; and

        (f) a Tax Sharing and Indemnification Agreement substantially in the form of EXHIBIT B hereto.

           8.2 DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller the following:

        (a) payment and evidence of the wire transfer referred to in
Section 2.3(a);

        (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

        (c) a certificate, dated the Closing Date executed by an officer of Buyer certifying to the fulfillment of the conditions specified in Section 7.2(a) and 7.2(b);

        (d) a favorable opinion of General Counsel to Buyer as to subject to customary qualifications and limitations, as to the due execution and delivery of this Agreement and the documents delivered by Buyer at the Closing and as to the matters set forth in Sections 5.1, 5.2 and, to the best of such counsel's knowledge, Sections 5.3 and 5.4; and

        (e) a Tax Sharing and Indemnification Agreement substantially in the form of EXHIBIT B hereto.

        9.      Indemnification and Related Matters.
                -----------------------------------
        9.1     Indemnification.
                ---------------
        (a) Subject to the provisions of this Article 9, Seller agrees to indemnify and hold Buyer and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, in excess of any reserves or accruals on the Final Balance Sheet which have been specifically identified in the books and records of the Subsidiary used for preparation of the Preliminary Balance Sheet or which relate to events subsequent to September 28, 1996 for which specific reserves will be provided on the Final Balance Sheet, including reasonable attorneys' fees arising or resulting from the following:

             (i) a breach of any representation or warranty on the part of Seller under the terms of this Agreement or any other document other than the Tax Sharing and Indemnification Agreement executed by Seller pursuant hereto;

             (ii) non-fulfilment of any agreement on the part of Seller under the terms of this Agreement or any other document executed by Seller pursuant hereto; and

             (iii) Environmental Damages, to the extent and in the manner set forth in Section 9.5.

        (b) Subject to the provisions of this Article 9, Buyer agrees to indemnify and hold Seller and its affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including reasonable attorneys' fees arising or resulting from the following:

             (i) a breach of any representation or warranty on the part of Buyer under the terms of this Agreement or any other document executed by Buyer pursuant hereto;

             (ii) non-fulfillment of any agreement on the part of Buyer under the terms of this Agreement or any other document executed by Buyer pursuant hereto;

             (iii) Environmental Damages, to the extent and in the manner set forth in Section 9.5;

             (iv) any and all actions, suits and proceedings pending or commenced, or any other claims or demands pending or asserted against Seller or any affiliate of Seller before or after the Determination Time with respect to the Business (excluding Environmental

Damages) except for those actions, suits and proceedings which are the responsibility of Seller under Section 9.1(a);

              (v) any deductibles payable by Seller or Parent on or after the Closing with respect to claims of the Subsidiary covered by insurance policies listed in SCHEDULE 4.20; and

              (vi) any and all claims or liabilities in relation to the Employee Benefit Plans and Benefit Arrangements.

        9.2     Determination of Damages and Related Matters.

        (a) In calculating any amounts payable to Buyer pursuant to Sections 9.1(a) or 9.5 or payable to Seller pursuant to Sections 9.1(b) or 9.5, (i) Seller or Buyer, as the case may be, shall receive credit for (y) any reduction in actual tax liability as a result of the facts giving rise to the claim for indemnification, and (z) any insurance recoveries, and (ii) no amount shall be included for Buyer's or Seller's, as the case may be, special or consequential damages.

        (b) Seller or Buyer, as the case maybe, shall have no liability under Sections 9.1 (a)(i) and 9.1 (b)(i) for breaches of representations and warranties under Articles 4 and 5 of this Agreement, respectively, unless the aggregate amount of the damages and losses to Seller or Buyer from all claims finally determined to arise under Article 4 and 5, respectively, exceed an amount equal to $750,000 and, in such event, Seller and Buyer shall be required to pay only the amount by which such aggregate amount of claims exceeds said amount in the aggregate; provided, further, that in no event shall the amount of Seller's aggregate liability under this Section 9 exceed the Purchase Price.

        (c) The indemnification provided for in this Article 9 shall, from and after the Closing, be the sole remedy for any of the matters referred to herein and the indemnification under Section 9.5 shall be the sole remedy for any Environmental Claims and for any breach of representation or warranty regarding environmental matters.

        9.3 TIME AND MANNER OF CERTAIN CLAIMS. Except as otherwise expressly provided herein, Seller and Buyer shall be liable for damages for breach of warranty set forth in Articles 4 or 5 of this Agreement respectively and asserted under Section 9.1 (a)(i) or Section 9.1 (b)(i) respectively only to the extent that notice of a claim therefor complying with the requirements of this
Section is asserted by the other in writing and delivered prior to the expiration of a period ending eighteen (18) months from the Closing Date; provided, how ever, that no claim may be made by Buyer against Seller with respect to Sections 4.6(b), 4.8 and 4.9 after the resolution of the issues related to the payment to be made pursuant to Section 2.3(c) or the receipt of such payment. Any notice of a claim shall state specifically the facts giving rise to the alleged basis for the claim and estimate the amount of liability asserted against the other party by reason of the claim.

        9.4 DEFENSE OF CLAIMS BY THIRD PARTIES. If any claim is made against Buyer or Seller, as the case may be, that, if sustained, would give rise to a liability of the other under this Agreement, Buyer or Seller, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall afford the other and its counsel, at the other's sole expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given to the other, or if any claim is compromised or settled without its consent, no liability shall be imposed upon the other by reason of such claim, unless the party failing to provide such notice and opportunity can establish that such failure did not prejudice the other party.

        9.5     Environmental Matters.
                ---------------------

        (a) Seller will indemnify and hold harmless Buyer and its Affiliates, as defined below, and the Subsidiary and will reimburse Buyer and its Affiliates, as defined below, and the Subsidiary for any liability, damages, costs and expenses including costs of investigation, analysis, cleanup, containment or other environmental remediation (collectively, "Environmental Damages") with respect to:

              (i) fines and penalties incurred for violations of Environmental Law arising out of operations of the Subsidiary on or prior to the Closing and there shall be no time limit on claims by Buyer against Seller for such liabilities;

              (ii) fines, penalties or corrective action arising out of a violation of the storage time limitations for Hazardous Materials under the Resource Conservation and Recovery Act arising out of operations of the Subsidiary on or prior to the Closing and there shall be no time limit on claims by Buyer against Seller for such liabilities; and

              (iii) the off-site disposal of Hazardous Materials by the Subsidiary prior to the Closing with respect to any off-site locations not listed on SCHEDULE 9.5(b) which liability shall terminate six (6) years after the Closing Date.

        (b) Buyer shall indemnify and hold harmless Seller and its Affiliates, as defined below, for any Environmental Damages with respect to the off-site disposal of Hazardous Materials by the Subsidiary prior to Closing with respect to the off-site locations identified in SCHEDULE 9.5(b) (the "Listed Off-Site Environmental Liabilities") provided, however, that Buyer, at or prior to Closing, may elect in writing to require Seller to indemnify and hold harmless Buyer and its Affiliates from any Environmental Damages with respect to the Listed Off-Site Environmental Liabilities and the litigation set forth on
SCHEDULE 9.5(b).

        (c) (i) This Section 9.5(c) governs the allocation between Seller and Buyer of Environmental Damages, other than as set forth in Section 9.5(a) and
(b) above, arising from or in connection with any environmental condition existing as of the Closing (including any future spreading of contamination existing at such time) on any real property owned or leased by the Subsidiary with respect to any actions taken by the Buyer or the Subsidiary (y) in response to a claim, demand, investigation or inquiry made against Buyer or the Subsidiary by any governmental agency or any third party, or (z) to correct or remediate any environmental condition, as required by applicable law or regulations or a governmental agency, to achieve compliance with any Environmental Law.

        (ii) With respect to Environmental Damages arising out of the matters set forth in Section 9.5(c)(i) pursuant to which a claim is made by Buyer against Seller (A) before the first anniversary of the Determination Time, Seller shall indemnify and hold Buyer harmless to the extent of ninety-five percent (95%) of such Environmental Damages, and Buyer shall indemnify and hold Seller harmless to the extent of five percent (5%) of such Environmental Damages; or (B) after the first anniversary of the Determination Time but before the third anniversary of the Determination Time, Seller shall indemnify and hold Buyer harmless to the extent of ninety percent (90%) of such Environmental Damages, and Buyer shall indemnity and hold Seller harmless to the extent often percent (10%) of such Environmental Damages; or (C) after the third anniversary of the Determination Time but before the fifth anniversary of the Determination Time, Seller shall indemnify and hold Buyer harmless to the extent of seventy-five percent (75%) of such Environmental Damages, and Buyer shall indemnify and hold Seller harmless to the extent of twenty-five percent (25%) of such Environmental Damages; or (D) after the fifth anniversary of the Determination Time, or in the event the Environmental Damages are attributable solelY to a period after the Determination Time, Buyer shall indemnify and hold Seller harmless to the extent of 100% of such Environmental Damages.

        (d)     It is further agreed as follows:

              (i) The parties agree to act in good faith in undertaking work to remediate environmental matters that may give rise to a claim for indemnification hereunder with a view to avoiding unnecessary or excessive costs.

              (ii) Environmental Damages shall be limited to damages directly relating to rectifying the environmental matter to the minimum extent required by applicable law. Each party agrees that, except as required by law or regulations, it shall not by voluntary or discretionary action, accelerate the timing, or increase the cost, of any obligations of the other party under this
Section 9.5.

              (iii) The party having liability for at least 51% of any Environmental Damages shall have the right to control and manage all discussions with third parties and all proceedings and activities regarding the satisfaction and discharge of the matter, provided that Buyer shall have the right to participate in any discussions affecting the business of the Subsidiary or the Owned Property, and in planning or performing any work at the Owned Property, and the parties shall make commercially reasonable efforts to avoid interfering with operations of the Business.

              (iv) In the event that action is required by Seller under this
Section 9.5 to investigate, clean up or otherwise remedy a situation on the Owned Property, it is agreed that Buyer, at no cost, shall give Seller and its authorized representatives and agents access to and reasonable use of the property, all natural materials (including, without limitation, water, dirt, clay, rocks and dirt related materials) on the property and all equipment, facilities and utilities on the property, all subject to Section 9.5(d)(iii).

         (v) For so long as Seller's indemnification contained in this
Section 9.5 shall be in effect, Buyer shall provide to Seller a copy of all information or reports that are provided by Buyer to the National Response Center or other federal, state or local agency which may affect Seller's liability to Buyer under any claim made by Buyer under this Section 9.5. As soon as practicable following request by Seller, Buyer shall provide to Seller copies of all photographs in Buyer's possession with respect to each such matter.

        (vi) If Environmental Damages are attributed to transactions or occurrences that take place before and after the Closing and to which both Seller and Buyer (or their affiliates) have contributed, liability shall be further apportioned between Seller and Buyer on a reasonable basis, taking into account, in addition to other relevant factors, the degree of contribution on the part of Seller and Buyer before and after the Closing Date. Any disputes regarding such apportionment will be discussed by the parties in good faith and, if unresolved, will be referred to non-binding arbitration by a mutually agreed-upon independent environmental professional to be conducted in accordance with the rules then existing of the American Arbitration Association. The fees and expenses of such arbitration shall be shared equally by Buyer and Seller.

        10.     Miscellaneous.
                -------------
        10.1 FINDERS. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") by Buyer, Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Seller shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any party as a result of this Agreement and the transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Seller. Buyer shall indemnify and

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

hold Seller harmless from and against any and all claims for brokers' commissions made by DLJ and/or any other party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

        10.2 ENTIRE AGREEMENT This Agreement (with its Schedules and Exhibits) together with the existing confidentiality agreement between the parties contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters (except as otherwise provided in Section 6.1), and cannot be changed or terminated orally.

        10.3 JURISDICTION AND GOVERNING LAW. Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court within the State of New Jersey or the State of Ohio and agree that service of process may be accomplished pursuant to the provisions of Section 10.6 below. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey without giving effect to conflicts of law principles thereof.

        10.4 SCHEDULES; TABLES OF CONTENTS AND HEADINGS. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent that it should have been disclosed on such other Schedule. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        10.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):


               If to Seller, to:

               SUSI Corporation
               c/o U.S. Industries, Inc.
               101 Wood Avenue South
               Iselin, New Jersey 08830
               Attention:      General Counsel
               Telecopy No.: (908) 767-2208

               with a copy to:

               Benesch, Friedlander, Coplan & Aronoff P.L.L.
               2300 BP America Building
               200 Public Square
               Cleveland, Ohio 44114
               Attention:      Irv Berliner
               Telecopy No.: (216)363-4588

               If to Buyer, to:

               OM Group, Inc.
               3800 Terminal Tower
               Cleveland, Ohio 44113
               Attention; General Counsel
               Telecopy No.: (216) 781-0902

               with a copy to;

               Squire, Sanders & Dempsey
               4900 Key Tower
               127 Public Square
               Cleveland, Ohio 44114-1304
               Attention:      Carolyn J. Buller
               Telecopy No.: (216)479-8776



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

        10.6 SEPARABILITY. In the event that any provision hereof would, under applicable law, be invalid or enforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

        10.7 WAIVER. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

        10.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer or Seller to assign part or all of its rights under this Agreement to one or more of its subsidiaries or affiliates, but no such assignment by Buyer or Seller of its rights or obligations hereunder shall relieve Buyer or Seller of any of its obligations under this Agreement to the other.

        10.9 BEST KNOWLEDGE. As used in this Agreement "to the best of Seller's knowledge" or words of similar import shall mean actual knowledge possessed by
(i) an executive officer of Seller, (ii) an executive officer of the Subsidiary, and (iii) those individuals set forth on

SCHEDULE 10.9, and "to the best of Buyer's knowledge" or words of similar import shall mean actual knowledge possessed by an executive officer of Buyer.

        10.10 COUNTERPARTS. This Agreement maybe executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed by the parties as of the date first set forth above.


                                   SUSI CORPORATION


                                   By: /s/ George H. MacLean
                                       ------------------------------
                                       George H. MacLean



                                   OM GROUP, INC.

                                   By: /s/ James P. Mooney
                                       ------------------------------
                                       James P. Mooney






GUARANTY
--------

       U.S. Industries, Inc., a Delaware corporation, hereby agrees to unconditionally guaranty the obligations of Seller set forth in this Agreement


ACCEPTED AND AGREED:
-------------------

U.S. INDUSTRIES, INC.


By: /s/ Christian R. Guntner
    ---------------------------
    Christian R. Guntner